                                                               Exhibit (c)(1)(C)


                                SELF-CONTAINED
                         REAL ESTATE APPRAISAL REPORT


                        289 Space - North Glen Village
                        Manufactured Housing Community
                              18200 U.S. 31 North
                   Westfield, Hamilton County, Indiana 46074


                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111


                                     AS OF


                                 May 12, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                                  -Whitcomb-
                                  Real Estate



May 28, 2000


Steve Waite
Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

RE:  289 Space - North Glen Village
     Manufactured Housing Community
     18200 U.S. 31 North
     Westfield, Hamilton County, Indiana 46074

Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 12, 2000, based on an exposure period of six months, to be:

                 - SIX MILLION ONE HUNDRED THOUSAND DOLLARS -

                                 ($6,100,000)

     Our value estimate applies to the land as physically constituted and to the improvements actually in existence. Our value estimate reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors which, in our opinion, would tend to influence the market value of the subject.

     North Glen Village is a fully developed 289-space Manufactured Housing Community, a 4,048 square-foot office/clubhouse, swimming and wading pool and a playground. The community is located at the southwest corner of U.S. Highway 31 North and Blackburn Avenue in Westfield, Hamilton County, Indiana. The current lot rent is $238.00 per month for both singlewide and doublewide units. The average lot rent is also $238.00 and the rent was last increased by $11.00 in June 1999. Management bills the residents on a monthly basis for utilities. Our analysis has included no income attributable to the rental of homes since the homes are considered personal property.

Mr. Steve White
November 20, 1998
Page 2

     According to a rent roll dated April 21, 2000, 286 spaces were physically occupied, indicating a 99.0% physical occupancy rate. There are no community owned homes and one employee occupied home. This results in economic occupancy of 98.6%. As of the date of inspection, the manager reported that 286 spaces were physically occupied, indicating a 99.0% physical occupancy rate. She also stated that there is one employee occupied home. This results in economic occupancy of 98.6%.

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

     This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Collateral Mortgage Company's Appraisal Guidelines. The intended user of the report is Collateral Mortgage Company.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

     We appreciate this opportunity to be of service to you and would like to thank you for the help and information you provided. If you have any questions, please feel free to contact us.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ John H. Whitcomb JAG
John H. Whitcomb, MAI, CCIM


/s/ Keith D. McFarland JAG
Keith D. McFarland, ASA
Indiana General Certified Appraiser #CG69201433

                               TABLE OF CONTENTS

Title Page
Transmittal
Table Of Contents......................................................   4

INTRODUCTORY SECTION
Photographs Of Subject.................................................   6
Summary Of Facts And Conclusions.......................................   8
Scope Of The Assignment................................................   9
Purpose And Intended Use Of The Report.................................  11
Appraisal Definitions..................................................  11
Property Rights Appraised..............................................  12
Effective Date Of Value................................................  12
Date Of Inspection.....................................................  12

DESCRIPTIVE SECTION
Area Description.......................................................  14
Neighborhood Description...............................................  18
Manufactured Housing Community Market Overview.........................  21
Land And Site Improvements.............................................  29
Improvement Description................................................  32
Ownership And Property History.........................................  33
Occupancy..............................................................  33
Zoning And Other Land Use Controls.....................................  33
Assessment And Taxes...................................................  34
Marketability And Exposure Period......................................  35

VALUATION SECTION
Highest And Best Use...................................................  38
Valuation Process......................................................  43
Income Capitalization Approach.........................................  44
Sales Comparison Approach..............................................  61
Final Estimate Of Value................................................  76
Certification..........................................................  77
Assumptions And Limiting Conditions....................................  78

ADDENDA
Legal Description
Profiles Of Appraisers

                             INTRODUCTORY SECTION

                  PHOTOGRAPHS OF SUBJECT (Taken May 12, 2000)

                                    [PHOTO]

                         View of Entry for North Glen

                                    [PHOTO]

                  Typical Interior Street Scene in North Glen

                  PHOTOGRAPHS OF SUBJECT (Taken May 12, 2000)

                                    [PHOTO]

                           View of Office/Clubhouse

                                    [PHOTO]

                          View of Swimming Pool Area

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------


MSA and Census Tract:         Indianapolis MSA- 3480: Census Tract 1104
---------------------

Property Appraised:           289 Space - North Glen Village
-------------------
                              Manufactured Housing Community
                              18200 U.S. Highway 31 North
                              Westfield, Hamilton County, Indiana 46074

Property Rights Appraised:    Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                    Gross land area - 38.19 acres more or less; net
----------                    land area - 35.97 acres


Improvements:                 289 manufactured housing spaces, a 4,048 square-
-------------                 foot office/clubhouse, swimming and wading pool
                              and a playground.


Owner:                        North Glen Park Limited, ROC Properties, Inc.
------

Zoning:                       GB-PD, General Business Planned Development
-------                       District


Highest and Best Use:         As Vacant: Hold for future development as
---------------------         predicated by market demand.
                              As Improved: Current use (Manufactured Housing
                              Community)


Value Indications:            Income Approach               $6,100,000
------------------            Sales Comparison Approach     $6,400,000


Final Estimate of Value:      $6,100,000
------------------------

Date of Appraisal:            May 12, 2000
------------------

Date of Inspection:           May 12, 2000
-------------------

SCOPE OF THE ASSIGNMENT
-----------------------


     This assignment encompasses providing an "as is" market value of the fee simple property rights, subject to tenant leases. The subject consists of a 289-space manufactured housing community that is situated on 35.97 net acres of land. The on-site manager is Joyce Horner. The community is located at the southwest corner of U.S. Highway 31 North and Blackburn Avenue in Westfield, Hamilton County, Indiana. The date of the valuation is May 12, 2000, consistent with the date of inspection.

     The first step in the analysis is to develop a concise statement or definition of the appraisal assignment. This sets the limits of the analysis and eliminates any ambiguity about the nature of the assignment. This is accomplished by: 1) identifying the real estate being analyzed, 2) stating the effective date of value, 3) stating the purpose and use (function) of the analysis, 4) defining market value, 5) defining and identifying the property rights to be valued, and 6) stating the assumptions and limiting conditions applicable to the conclusions.

     After defining and accepting the assignment, the preliminary analysis, which was previously formulated in order to determine the character and extent of the proposed assignment, is reviewed and refined. The preliminary analysis also determines the amount of work that will be required to gather the necessary data. This analysis and work plan are dependent upon the character of the assignment and the type of property being analyzed. The next step is to make a physical inspection of the subject, which was accomplished on May 12, 2000, and its environs, including the gathering of general and specific data.

     General data consists of information on the principles, forces and factors that affect marketability and property value. This information includes regional and neighborhood trends, as well as social, economic, governmental and environmental forces that could or may have an effect on the subject's marketability and value. This general data contributes significantly to the understanding of the marketplace. Area data for Hamilton County and the subject's immediate neighborhood was obtained from a number of published sources that are appropriately cited in the report. Based on the data produced through the research of the general area and neighborhood the initial searches for market data were extended back to May 1997. As there was adequate data from which to evaluate the subject property, during that time period, the search was not further extended or otherwise modified.

     Specific data relates to the property being appraised, including a detailed description of both the parcel comprising the subject site and the subject's existing site improvements, based upon the physical inspection of the premises and the neighborhood, together with various documents and drawings obtained from the owner, management and public services; as well as current and recent changes in ownership of the subject, occupancy, zoning and land use regulations affecting the subject, and assessment and real estate tax information applicable to the subject, obtained from the appropriate governmental agencies. The gathering of specific

Scope of the Assignment                                                       10

data also relates, as may be applicable, to the comparable land sales, improved sales and rentals selected. The majority of the market transactions were originally researched through public records and subscription services, which were then visually inspected and verified with a principle of the transaction, a broker or agent involved in the transaction and through public records.

     In addition to the physical data, locational and income and expense information for the subject and, as available, for the comparable sales and rentals was utilized. Also considered are financing arrangements and/or unusual motivations of either buyer or seller that could or did affect selling prices or rentals.

     An integral part of the valuation process for the property is the determination of the highest and best use of the subject site: 1) as if vacant, and 2) as currently improved. The latter analysis is useful in identifying comparable properties, and determining whether the existing improvements should be retained, renovated or demolished. The land value estimate, as if vacant, is required when the land's contribution to total property value is sought, or when improvements are valued separately, as in the Cost Approach.

     After determining the subject site's highest and best use and gathering the necessary data, we integrate the information drawn from the market research and analysis of data and consider the application of the three valuation approaches-the Income Capitalization Approach, the Sales Comparison Approach and the Cost Approach - in order to derive a well-supported value estimate of the fee simple interest. Although the three approaches are interrelated, the property type and use will determine which approach or approaches are most appropriate. Upon completion of the applicable approaches, we reconcile the value conclusions derived in order to provide a final value estimate.

PURPOSE AND INTENDED USE OF THE REPORT
--------------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 12, 2000.

     The information, opinions, and conclusions contained in this report have been prepared as a basis for mortgage financing.


APPRAISAL DEFINITIONS
---------------------


     Market Value, as defined by the Office of the Comptroller of the Currency is:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and passing of title from seller to buyer under conditions whereby:

          -  buyer and seller are typically motivated;

          - both parties are well informed or well advised and acting in what they consider their own best interests;

          -  a reasonable time is allowed for exposure in the open market;

          - payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     Fee Simple Interest is defined as the absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./1/




________________________

  /1/The Dictionary of Real Estate Appraisal, Third Edition, Appraisal
     Institute, 1993.

PROPERTY RIGHTS APPRAISED
-------------------------

     The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.

EFFECTIVE DATE OF VALUE
-----------------------

     The effective date of our value is May 12, 2000, consistent with our date of inspection.

DATE OF INSPECTION
------------------

     Keith D. McFarland, ASA, inspected the property on May 12, 2000.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------


Introduction
------------

     The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The area description focuses on the social, economic, governmental and environmental forces that effect real estate.

     The first step in estimating the highest and best use of the subject property is an examination of the social, economic, governmental and environmental forces affecting property values in the Nashville area. In the following discussion, we have attempted to present sufficient data to inform readers unfamiliar with the Hamilton County area and its environs.

Location
--------

     The community of Westfield is located approximately eight miles north of the city limits of Indianapolis, the state capitol, within the western portion of Hamilton County. The city of Noblesville is situated approximately six miles east of Westfield and serves as the county seat of Hamilton County. This area lies in the central portion of the state and regional highway access is good with four interstates, I-65, I-70, I-69 and I-74, accessible from I-465 which forms a loop around the central urban core. This area is a part of the Indianapolis MSA which also encompasses, Marion, Boone, Hancock, Hendricks, Johnson, Morgan and Shelby Counties, and is situated approximately 185 miles southeast of Chicago, Illinois, 110 miles northwest of Cincinnati, Ohio and 100 miles northwest of Louisville, Kentucky. The subject lies approximately 20 miles north of the Central Business District of Indianapolis at northwestern edge of Westfield.

     Westfield-Hamilton County is a consolidated city-county government system. The Indianapolis MSA is the largest MSA in the state and serves as a center for academic, political, research and technological activities.

Population
----------

     As of 1998, the Nashville MSA contained a total population of 1,560,401, and represents a 13.03 percent increase from 1990. Hamilton County is the second largest county within the MSA with a estimated 1997 population of 154,785. This represents a 42.08 percent increase in total population since 1990. The Indianapolis MSA encompasses 3,089 square miles and has exhibited a significant amount of population population growth during the past two decades. This growth is attributed to job growth and attractive cost of living for the surrounding area. Population trends for the area are outlined on the following page.

Area Description                                                              15

=========================================================================
                          REGIONAL POPULATION TRENDS

                                                            1980 to 1990
                                                         Compound Annual
                      1980         1990         1998         Growth Rate
-------------------------------------------------------------------------
Westfield               2,783        3,304        5,341        5.48%
Hamilton County        82,027      108,936      154,785        3.98%
Indianapolis MSA    1,305,911    1,380,491    1,560,401        1.37%
State of Indiana    5,490,214    5,544,159    5,899,195        0.69%
=========================================================================

     It is estimated that the population levels of the Hamilton County and other locations in the surrounding MSA area will continue to increase in coming years. The 1996 effective buying income for the MSA was estimated to be $37,379.

Economic Base and Employment
----------------------------

     The Indianapolis MSA has a relatively diversified economic base and primary employment sectors include services (24.1%), wholesale and retail trade (25.1%), manufacturing (15.3%) and government (13.7%). Employment growth trends for the MSA reflect the recession of the early 1990's and a full recovery. The unemployment rate has continued to decline as the total labor force has increased. This factor indicates job growth has outpaced the growth in the labor force. However, from the 1987-1996 period, manufacturing related jobs continued to decrease and is similar to the national experience. This declining trend has been offset by gains in other types of employment. From 1994 to 1997, the total labor force within the MSA increased by 4.04 percent. Much of this growth has been in the service and government sectors. Major employers include Eli Lilly and Co. (7,500 employed), Allison Transmission (4,200), Allison
Engine (4,000) and Bank One Indianapolis (3,810).

     The labor force for the MSA numbered approximately 833,850 in 1999 and represents a 14.6 percent increase since 1990. Therefore, the total amount job growth is outpacing population growth for the surrounding area. The 1999 estimated unemployment rate for the MSA stood at 2.4% and is similar to the 1998 average rate. The 1999 unemployment rate for Hamilton County was 1.3% and is slightly lower than the level exhibited for the MSA. In addition, these figures are below both state and national unemployment levels.

Area Description                                                              16

Transportation
--------------

     Hamilton County and the Indianapolis MSA enjoy an excellent transportation network that allows convenient access to primary cities. A total of five interstate highways and six U.S. Highways converge on the city. Primary transportation routes include Interstates 70, 65, 69, and 74. Interstate 70 extends southwest to St. Louis, Missouri and east to Columbus, Ohio. Interstate 65 extends northwest to LaFayette and southeast to Louisville, Kentucky. Interstate 69 extends northeast to Fort Wayne. Interstate 74 extends northwest to Danville, Illinois and southeast to Cincinnati, Ohio. Interstate 465, is an "outer loop" multi-lane freeway that encircles the city of Indianapolis and allows for convenient access to all primary transportation routes. Commercial air service is available from the Indianapolis International Airport. Over 65+ trucking companies with several maintaining terminals within the surrounding area provide common carrier freight service. Railroad service is provided by CSX Railroad and Conrail, which serve the area. Overall, transportation facilities within the Hamilton County area are sufficient to serve the needs of both businesses and residents.

Summary
-------

     In summary, the Hamilton County area looks favorable with most economic sectors experiencing strong growth from both relocations and expansions. With a diversified economy and the seat of state government, a large measure of stability is ensured relative to many other metropolitan areas. Although future rates of growth are not likely to match those of the early and mid 1990's, the overall prognosis of factors pertinent to the long-term real estate investment decision appears positive.

Area Description                                                              17


                            [AREA MAP APPEARS HERE]

NEIGHBORHOOD DESCRIPTION
------------------------

     A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Location
--------

     The subject is located at the southwest corner of U.S. Highway 31 and Blackburn Avenue, within the township limits of Westfield. The community of Westfield is a bedroom community that is located approximately eight miles north of the city limits of Indianapolis and is situated in the central portion of Hamilton County. Surrounding communities include Jolietville to the west, Kokomo to the north, Noblesville (the county seat) to the east, and the city of Carmel to the south. The subject is situated within a mixed-use commercial, residential and agricultural area that has exhibited a significant amount of new development during recent years. The neighborhood boundaries are generally described as E. 196/th/ Street to the north, Branch Road to the east, 161/st/ Street to the south and Mill Road to the west. U.S. Highway 31 extends north/south and serves as a primary commercial thoroughfare for Hamilton and Marion Counties. This highway extends north to the city of Kokomo and south through Carmel. This thoroughfare also allows for convenient access to Interstate 465 approximately ten miles south of the subject property.

Neighborhood Characteristics
----------------------------

     The subject is situated in a mixed-use commercial, residential and agricultural area that has exhibited new commercial and residential development during recent years. The immediate area to the south along U.S. Highway 31 North is primarily built-up with vacant tracts of agricultural land being located to the north and west.

     Land uses surrounding the subject consist of a newer and older commercial and retail buildings, light industrial buildings, schools and new office buildings located along U.S. Highway 31 North with vacant farmland and a new single family subdivision to the north and west of the subject property. Surrounding developments include a lumberyard, freestanding and strip retail buildings, new schools, fast food restaurants, a car dealership and service stations. Located further south are other new retail developments including community shopping centers and large single-tenant retail buildings. A vacated rail line extends along the western boundary of the site. New commercial and residential development was noted within subject's market area and is anticipated to continue. The existing use of the subject is compatible with surrounding land uses.

Neighborhood Description                                                      19

Access
------

     The subject property is accessible from I-465 via U.S. Highway 31 North located approximately 10 miles to the south. Interstate 465 is a primary traffic artery that serves the Indianapolis metropolitan area. The subject is located just north of State Route 32, a primary commercial route that extends east/west. Access to the subject is provided by U.S. Highway 31 North, a divided four-lane asphalt paved street that extends north-south. Overall, access to the subject property is considered good.


Housing
-------

     While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. There are no large manufactured housing communities located within the immediate vicinity of the subject property; however, there are three large manufactured housing communities located further east within Noblesville and one located to the west in Lebanon. The properties located to the east include Suburban Estates (141 spaces), Westbrook Village (348 spaces) and Hamilton Estates (44 spaces). Located to the west is the Hoosier Estates Mobile Home Park (270 spaces). A survey of surrounding parks revealed increases in rental rates during the past year with high occupancy levels also being noted. These properties are discussed further in the Manufactured Community Market Overview section of this report.

Concurrency
-----------

     Land uses for the subject's market area are controlled by the Westfield Planning and Zoning Commission which implements and monitors local comprehensive and growth management plans. The existing use of the subject is a legal nonconforming use with local zoning regulations.

Summary and Conclusion
----------------------

     The real estate market in the Indianapolis MSA is strong. The suburban office, industrial and retail real estate sectors reported 1999 vacancy levels below 10 percent. The growth demands on the county are very evident in light of past trends and the projections are for further population increases. The desirability of this area is evident and is anticipated to continue to increase as the local economy is forecasted to continue to expand in coming years. The subject property is situated in an area that has exhibited new commercial and residential development during recent years. The overall demand for manufactured housing space is evident within this market and is anticipated to continue. Based on these factors, real estate values are anticipated to increase barring any near term economic reversals.

Neighborhood Description                                                      20


                        [NEIGHBORHOOD MAP APPEARS HERE]

MANUFACTURED HOUSING COMMUNITY MARKET OVERVIEW
----------------------------------------------

     The manufactured housing industry in the state of Indiana has matured over the past twenty years, as a direct result of the advancements in manufactured housing construction techniques and the continued ability of producers and dealers to make manufactured housing a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured housing community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the homesite.

     According to the 1998 U.S. Housing Market Map, Indiana ranked 12/th/ among states in the number of homes shipped in 1998. As shown on the following table, manufactured home shipments in Indiana have varied annually since 1996.

                                 Manufactured
                                Home Shipments

               ================================================
                         Year               Shipments
               ------------------------------------------------
                         1996                 9,465
               ------------------------------------------------
                         1997                 8,913
               ------------------------------------------------
                         1998                 9,388
               ================================================
               Source: Indiana Manufactured Housing Association

     There is a wide range of rental rates in the marketplace. Generally speaking, lot rent ranges between $165.00 per month to $238.00 per month. Rates varied within some of the communities as lots for multi-section homes and larger lots leased for higher than standard amounts. In addition higher rents were charged at communities that provided utilities to the tenants. Typically, water, sewer and trash collection service is included in the rental rate.

Manufactured Housing Community Market Overview                                22

     The subject rental rates are $238.00 per lot, per month for both singlewide and doublewide units. The subject rents are above the range of rent levels found in nearby communities. This is attributed to both the superior location and amenities offered at the subject in comparison to other communities within this market area. The last rent increase was in June 1999. Currently management bills the residents on a monthly basis for utilities in addition to rent.

     Because occupancies are currently strong, there are no incentives offered for the move-in of homes into a community. As shipments continue to increase and existing vacancy is absorbed, the market should tighten and permit rent increases.

     The subject is a 289-space, all age manufactured housing community. According to a rent roll dated April 21, 2000, 286 spaces were physically occupied, indicating a 99.0% physical occupancy rate. There are no community owned homes and one employee occupied home. This results in economic occupancy of 98.6%. As of the date of inspection, the manager reported that 286 spaces were physically occupied, indicating a 99.0% physical occupancy rate. She also stated that there is one employee occupied home. This results in economic occupancy of 98.6%. The tenant mix within surrounding area is dominated by residents with no large universities or military installations located in the Westfield area. The communities that are most competitive with the subject have been detailed on the following pages. These four communities are fully developed and are currently ranging from 97.9% to 100.0% occupied.

Summary
-------

     The manufactured housing market is sophisticated in the state of Indiana. Shipments have increased over the last three years. Manufactured housing provides a lower cost-housing alternative to site built homes and a sense of community to residents. A survey of the subject's market area revealed that several of the competing manufactured housing communities are currently reflecting occupancy levels of 97.9% to 100.0% with property mangers reporting that new homes being are sold with few spaces being available for lease. In addition, it was also reported that there is local opposition regarding the development of any new manufactured housing communities within Hamilton County. Therefore, it is unlikely that overbuilt market conditions will occur within the near future. The overall demand for manufactured housing sites within this market area is high. Increasing rents and occupancies should continue to occur as the local and national economy improves.

Manufactured Housing Community Market Overview                                23

Suburban Estates
3288 Cicero Road
Noblesville, Hamilton County, Indiana


                             [PHOTO APPEARS HERE]


Location:                     East side of Cicero Road, north of 221/st/ Street.

Number of Spaces:             141

Property Description:         All age manufactured housing community built in
                              1968 and 1969.

Monthly Rental Rates:         $205.00

Occupancy:                    97.9%

Services Included in Rates:   Water, sewer and trash collection.

Amenities:                    No amenities

Verification/Date:            Frank Powers, Community Manager on May 12, 2000.

Comments:                     Suburban Estates is an older community that is
                              much inferior in quality and amenities to the subject property.

Location     Access     Visibility     Condition    Amenities   Tenant Mix   Overall
---------------------------------------------------------------------------------------
Inferior     Inferior   Inferior       Inferior     Inferior    Similar      Inferior
---------------------------------------------------------------------------------------

Manufactured Housing Community Market Overview                                24

Westbrook Village
17301 River Avenue
Noblesville, Hamilton County, Indiana


                             [PHOTO APPEARS HERE]


Location:                     West side of River Avenue, south of State Route 38

Number of Spaces:             348

Property Description:         All age manufactured housing community built in
                              1970's.

Monthly Rental Rates:         $190.00

Occupancy:                    98.3%

Services Included in Rates:   Water, sewer and trash collection.

Amenities:                    No amenities.

Verification/Date:            Charles Spartz, Community Manager on May 12, 2000.

Comments:                     The rents at this community are planned to be
                              increased by $10.00 in June 2000.

Location     Access      Visibility     Condition    Amenities   Tenant Mix   Overall
---------------------------------------------------------------------------------------
Inferior     Inferior    Inferior       Similar      Inferior    Similar      Inferior
---------------------------------------------------------------------------------------

Manufactured Housing Community Market Overview                                25

Hamilton Estates
7424 E. 146/th/ Street
Noblesville, Hamilton County, Indiana


                             [PHOTO APPEARS HERE]


Location:                     North side of E. 146/th/ Street, west of River
                              Road.

Number of Spaces:             44

Property Description:         All age manufactured housing community built in
                              1965.

Monthly Rental Rates:         $215.00 to $230.00

Occupancy:                    100.0%

Services Included in Rates:   Water, sewer and trash collection.

Amenities:                    No amenities.

Verification/Date:            Larry Weeks, Community Manager on May 12, 2000.

Comments:                     This community is located in a rural area and is
                              inferior in location, quality and condition to the subject property.

Location     Access      Visibility     Condition    Amenities   Tenant Mix   Overall
---------------------------------------------------------------------------------------
Inferior     Inferior    Inferior       Similar      Inferior    Similar      Inferior
---------------------------------------------------------------------------------------

Manufactured Housing Community Market Overview                                26

Hoosier Estates
1415 Yates Drive
Lebanon, Boone County, Indiana


                             [PHOTO APPEARS HERE]


Location:                     West side of Yates Drive, east of Interstate 65

Number of Spaces:             270

Property Description:         All age manufactured housing community built in
                              1971 and 1972.

Monthly Rental Rates:         $165.00

Occupancy:                    100.0%

Services Included in Rates:   Trash collection.

Amenities:                    Clubhouse and basketball court.

Verification/Date:            Karen Sines, Community Manager on May 12, 2000.

Comments:                     This property has a planned expansion of 20
                              spaces. This property is inferior in quality and amenities.

Location     Access     Visibility     Condition    Amenities   Tenant Mix   Overall
---------------------------------------------------------------------------------------
Inferior     Inferior   Inferior       Similar      Similar     Similar      Inferior
---------------------------------------------------------------------------------------

                           RENTAL COMPARABLE SUMMARY

==================================================================================================================================
  No.             Name/Location                    Number      Monthly            Services                  Amenities
                                                  Spaces/       Rental        Included In Rent
                                                   % Occ.        Rates
----------------------------------------------------------------------------------------------------------------------------------
   1    Suburban Estates                            141/       $205.00     Water, sewer and trash      No amenities.
        ----------------                           97.9%                   collection.
        3288 Cicero Road
        Noblesville, Hamilton County, Indiana
----------------------------------------------------------------------------------------------------------------------------------

   2    Westbrook Village                           348/       $190.00     Water, sewer and trash      No amenities.
        -----------------                          98.3%                   collection.
        17301 River Avenue
        Noblesville, Hamilton County, Indiana
----------------------------------------------------------------------------------------------------------------------------------

   3    Hamilton Estates                             44/       $215.00     Water, sewer and trash      No amenities.
        ----------------                          100.0%          to       collection.
        7424 E. 146th Street                                   $230.00
        Noblesville, Hamilton County, Indiana
----------------------------------------------------------------------------------------------------------------------------------

   4    Hoosier Estates                             270/       $165.00     Trash collection.           Clubhouse and basketball
        ---------------                            100.0%                                              court.
        1415 Yates Drive
        Lebanon, Boone County, Indiana
----------------------------------------------------------------------------------------------------------------------------------
 Subj.
       North Glen Village                           289/       $238.00     Trash collection.           Office/clubhouse, swimming
       ------------------                          98.6%                                               pool, playground.
       18200 U.S. 31 North
       Westfield, Hamilton County, Indiana
==================================================================================================================================

Manufactured Housing Community Market Overview                                28

                  [RENT COMPARABLE LOCATION MAP APPEARS HERE]

LAND AND SITE IMPROVEMENTS
--------------------------

     The site is an irregularly shaped parcel of land containing a gross land area of 38.19 acres and a net land area of 35.97 areas (based on public records). The tract is generally level with a gentle slope to the east and is at the surrounding street grade. A vacated rail line extends along the western boundary of the site. Drainage of the tract appears adequate and no adverse soil or subsoil conditions were observed during the physical inspection of the site.

     Utility services connected and in service on the date of valuation include the following:

     Sanitary Sewer:     City of Westfield
     --------------

     Storm Sewer:        City of Westfield
     -----------

     Water:              City of Westfield
     -----

     Telephone:          GTE
     ---------

     Electric:           Cinergy
     --------

     Gas:                Westfield Gas
     ---


     Ingress to and egress from the subject community is via U.S. Highway 31 North. Access is rated good. Roadways that are laid-out to maximize the natural features of the terrain access the individual lots in the community. Roadway improvements include:

     Street-bed:         U.S. Highway 31 North is an asphalt paved, divided
     ----------
                         four-lane thoroughfare. The streets in the community are concrete-paved roadways and are 15 to 25-foot wide right-of-ways.

     Curb:               U.S. Highway 31 North does not have curbs or gutters;
     ----                however, concrete curbs exist within the subject
                         property.

     Sidewalk:           There are no sidewalks along U.S. Highway 31 North.
     --------
                         There are none in the community.

     Streetlights:       U.S. Highway 31 North has no overhead streetlights in
     ------------
                         this vicinity. There are also some pole-mounted lights throughout the community.

Land and Site Improvements                                                    30


     Landscaping:        Grass and other planted areas are found throughout the
     -----------
                         site. Some lots have trees.

     Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in Hamilton County.

Easements
---------

     Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us.

Encroachments
-------------

     There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

     There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and recommend an audit be performed.

Functional Utility
------------------

     The site, which is irregular in shape and contains a net land area of approximately 35.97 acres, is large enough to accommodate building improvements and roadways as well as the green areas. The site is considered functional for various residential development scenarios. The total developed land area containing 289 total units equates to an overall density of approximately 8.07 units per acre, which is higher than current development standards which tend toward larger lot sizes, wider streets and more green areas. The site is considered functional for use as a manufactured housing community.

Land and Site Improvements                                                    31



                           [SITE PLAN APPEARS HERE]

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 289 manufactured home community pads, arranged along streets configured to maximize the available lot spaces. All of the lots vary in size. The community contains fifty doublewide home-sites with the remaining lots being singlewide home sites.

     The subject property is improved with a 4,048 square-foot office/clubhouse with an outdoor swimming and wading pool and a playground. We have not estimated a separate value for this amenities, or equipment, as they are standard items found at most manufactured housing communities. Construction of the office/clubhouse includes concrete flooring, wood framing and joists and face brick exterior walls with a asphalt shingle roof cover. Interior finishes include carpet and vinyl tile flooring, wood stud/pained drywall partitions, and textured drywall ceilings. The interior is divided into private offices, kitchen/meeting area and men's and women's restrooms. These amenities are typical, adequate and functional in use.


     The community streets are concrete paved and 15 to 25 feet wide. The streets were observed to be in good overall condition. On site lighting is provided via pole mounted fixtures installed throughout the park.

Age and Condition
-----------------

     The community and site improvements were built in 1975, and the community is approximately 25 years old. The common areas, streets, amenities and individual mobile homes were observed to be in average overall condition, having been originally constructed of quality materials and having been maintained over the years. No significant item of deferred maintenance was noted and the current maintenance level is rated average. The effective age of the community is estimated to be fifteen years. The remaining economic life is estimated at 30 years.

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject property, as recorded in the Official Records of Hamilton County in Quitclaim Deed Document Number 9126781, is in the name of North Glen Park Limited, Roc Properties, Inc. The Deed was recorded in October 1991, and no consideration was indicated. No other sales were noted during the past three years.

OCCUPANCY
---------

     The property is occupied by a fully developed 289-space manufactured home community. Our inspection confirmed that the physical occupancy was 99.0%. There are three vacant lots and one employee occupied space. The economic occupancy is approximately 98.6%. According to the property manager, the occupancy of the property has been above 95% during the past three years.

     Our analysis does not incorporate any value attributable to any community owned homes as these units are considered personal property, not a portion of the real estate. Likewise, we have incorporated no income attributable to the sale of homes in our analysis.

     Rental rates at the community are $238.00 per month. The last rent increase occurred in June 1999. Management bills tenants separately for utilities and pays for trash collection.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The property is zoned as a GB-PD, General Business Planned Development District under the Westfield zoning ordinance. It is our opinion that the existing use of the subject property is a legal nonconforming use with the zoning code.

Flood Hazard
------------

     Hamilton County is a participant in the Federal Emergency Management Agency
(FEMA) flood map system. The subject site is not located in a designated Flood Hazard Area according to Flood Map Community Numbers 180083, Panels 0007C and 0011C, dated March 11, 1983.

Zoning and Other Land Use Controls                                            34


Concurrency
-----------

     The subject is a legal nonconforming use with the approved comprehensive plan filed by the city of Westfield and concurrency is not an issue.

Environmental
-------------

     We observed no obvious areas of contamination on or about the site. This analysis assumes that no hazardous substances or waste currently exist at the site and no consideration was given to the potential liabilities and cleanup costs associated with the presence of these materials. In addition, we have no qualifications in environmental hazards and recommend an environmental audit be performed.

ASSESSMENT AND TAXES
--------------------

     The subject property is identified in the Hamilton County records under Parcel Number 09-05-36-00-00-006.000. The assessed value of the subject totals $294,900. Based on a 1999 tax rate of $11.3044 per $100.00 of assessed value less $2,855.08 in homestead and property tax credits plus $179.50 in drainage taxes, the 1999 taxes payable in 2000 are $30,661.10.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Indiana, residential and commercial properties are assessed at 33 and 1/3% of the market value. The taxable assessment for the subject remained the same for 1998 and 1999. The assessed value indicates a market value for the subject of $885,586. According to the Tax Collector's Office, all taxes are current. Properties are reassessed annually and equitability of assessments is a basis for appeal. In comparison to our market value opinion contained herein, the subject's assessed value appears low. It is our opinion that the subject property is under assessed. This not uncommon for manufactured housing communities since large parts of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community.

     Historically, the tax rates have varied slightly since 1997. The table on the following page illustrates the tax liability for the subject property since 1997.

Assessment and Taxes                                                          35


               =================================================
                        Year                  Total Taxes
               -------------------------------------------------
                        1999                  $30,661.10
               -------------------------------------------------
                        1998                  $31,010.10
               -------------------------------------------------
                        1997                  $29,221.64
               =================================================

     Historically the taxes have varied, but we would expect some increase in future years as the demand for governmental service increases. We have projected the stabilized taxes at $31,010, applying the 1999 tax rate of $11.3044 less credits plus drainage taxes to an assessment of $1,020 per space, or $294,900.

MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

     The subject property as discussed in the Neighborhood Analysis and Manufactured Housing Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

     There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured housing community owner/developer who views the community as a safe, long-term investment. Finally, there is the institutional investor or syndicate (REIT) which owns several large manufactured housing communities on a statewide/nationwide basis.

     Due to the stability of manufactured housing community investments, the REIT investors have been a major player in the marketplace. In 1994, REIT investors bid down capitalization rates for new, large communities. However, after the initial splash, REIT investments have slackened as property owners have placed premium prices on their properties. Resident groups have also increased demand for manufactured housing community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years. All age communities, like the subject, typically are not candidates for resident purchase.

Marketability and Exposure Period                                             36


     Discussions with large institutional manufactured housing community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. All age communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 3% to 5% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criteria is generally the most restrictive pricing, as other investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

     Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companies and conduit programs have made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

     On the basis of the preceding analysis, in our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                                VALUATION SECTION

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as:

          "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

     The highest and best use of a specific parcel of land does not depend on subjective analysis by the property owner, the developer, or the appraiser; rather, the competitive forces within the market where the property is located shape highest and best use. Therefore, the analysis and interpretation of highest and best use is an economic study of market forces focused on the subject property.

     Market forces also shape market value. The general data that is collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property to be appraised provides the foundation for a thorough investigation of the competitive positions of buyers and sellers in the marketplace. Consequently, highest and best use can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

     When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives. These objectives may include assured occupancy, establishing operating costs at a reasonable and acceptable level, and potential property appreciation.
_______________
/2/  The Appraisal Institute, The Appraisal of Real Estate, 10th Edition
                              ----------------------------
     Chicago:  The Appraisal Institute, 1992, page 275.

Highest and Best Use                                                          39


     Analysis of the highest and best use of: 1) the land as though vacant, and
2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of prevailing market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject property.

     Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties that should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

     There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

     The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

     1.   Legally Permissible
     2.   Physically Possible
     3.   Financially Feasible
     4.   Maximally Productive

     These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

Highest and Best Use                                                          40

Legally Permissible
-------------------

     The use must be legal. The use must be probable, not speculative or conjectural. There must be a profitable demand for such a use and it must return to the land the highest net return for the longest period of time.

     Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses. No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restriction, i.e., utility easements, etc. are in-place which would not be of any significant consequence to the development of the site.

     If the highest and best use of the site or property is not allowed under current zoning, but there is a reasonable probability that a change in zoning could be obtained due to shifting economic and social patterns, these conditions can be considered determining highest and best use. However, we must fully disclose all pertinent factors relating to a possible zoning change, including that the change will not be granted. We must also be sensitive to potential public reaction to proposed development projects since adverse reactions from local residents and the general public have stopped many real estate developments. The existing and/or projected use should be harmonious with the nature and condition of existing neighborhood development.

     The existing use of the subject property is a legal nonconforming use with the zoning code for Westfield. Therefore, the subject meets the legally permissible criteria of this analysis as a legal nonconforming use.

Physically Possible
-------------------

     The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. In general, the larger the site, the greater the potential for achieving economies of scale or flexibility in development.

Highest and Best Use                                                          41

     The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use may be relevant. If the property should be converted to another use, the cost of conversion must be analyzed in light of the returns to be generated by the new use. Obviously, the costs of conversion depend on the property's existing physical condition.

     The subject site is irregular in shape and contains a total net land area of 35.97 acres. The tract is generally level with a gentle slope to the east and is at surrounding street grade. The size and shape of the site does not restrict maximum flexibility and development.

Financially Feasible
--------------------

     After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

     To determine financial feasibility, we then estimate the future gross income that can be expected from each logical highest and best use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Maximally Productive
--------------------

     Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

     To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of property uses to a few logical choices. Each alternative use must first meet the tests of

Highest and Best Use                                                          42

physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

     An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use, there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

     In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. In the Zoning section of this appraisal, it was noted that manufactured housing community development of the property is a legal nonconforming use of the site.

     We have also noted that there are a number of competitive manufactured housing communities in the subject's market area. Due to the non-availability of space for immediate manufactured housing community development fees and a lack of financing for speculative projects, it is unlikely that there will be an abundance of speculative manufactured housing community development in the foreseeable future.

     Current trends in the manufactured housing sales would facilitate the development of a manufactured housing community. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate, or develop the land for low-to-moderate priced housing.

Highest and Best Use - As Improved
----------------------------------

     The site is currently improved with a 289-space all age manufactured housing community. The use of the site is a legal non-conforming use under the current zoning code. The improvements are well situated on the site which enjoys access from U.S. Highway 31. The use of the site is physically possible. The demand for manufactured housing in this area is evident, as exhibited by competing properties. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

     The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current use as a 289-space all age manufactured housing community.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Direct Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

    In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. A potential investor would be primarily interested in the cash flow and equity return. Due to the subjectivity of depreciation estimates and the lack of comparable land sales, we have omitted the cost approach.

    A number of positive and negative factors were believed to affect the overall value of the subject property. On the positive side, the following were considered.

    1. The community is established and enjoys convenient access to primary traffic arteries.

    2. The community has maintained a high level of occupancy during recent years.

    Partially offsetting the positive influences are negative factors among which the following were considered the most pertinent:

    1.  Subject is an older community that is in average condition.

    With the above factors in mind, the Income Capitalization and Sales Comparison Approaches will now be discussed in detail on the following pages.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

    1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

    2.  Minimal capital investment to permit leverage.

    3.  Equity build-up through mortgage amortization.

    4.  Sheltered income through accumulation of book depreciation.

    5.  Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the property, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property.

Income Capitalization Approach                                                45

    The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI), from lot rentals, less any vacancy and credit loss, added to the estimate of income from other sources, producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    In our estimate of the stabilized net operating income, we have considered the subject's current rent and expense levels and historical trends, together with current rent and expense levels at manufactured housing communities similar to the subject. The subject's historical income and expenses for 1997, 1998 and 1999 have been presented, in the table on the following page. The expenses for the subject were compiled separately but consolidated for analysis purposes.

    Although the expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information on three comparable manufactured housing communities has also been presented in this section.

    The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

    Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Stabilized Operating Statement found on Page 56.

Income Capitalization Approach                                                46


=========================================================================================================================

                                                   North Glen - Historical Income and Expenses


                                   Pct. of     $ Per               Pct. of       $ Per                Pct. of     $ Per
                            1997   Income      Space       1998    Income        Space       1999     Income      Space
-------------------------------------------------------------------------------------------------------------------------
Income:
Rents                    $ 732,194  86.01%  $ 2,533.54  $ 765,462    85.97%   $ 2,648.66  $ 791,192    84.26%  $ 2,737.69
Miscellaneous/Other        119,140  13.99%      412.25    124,873    14.03%       432.09    147,757    15.74%      511.27
                         ------------------------------------------------------------------------------------------------
Total Income             $ 851,334  00.00%  $ 2,945.79  $ 890,335   100.00%   $ 3,080.74  $ 938,949   100.00%  $ 3,248.96

Expenses:
Insurance                $   7,604   0.89%  $    26.31  $   4,412     0.50%   $    15.27  $   4,652     0.50%  $    16.10
Office/Administrative       34,989   4.11%      121.07     28,470     3.20%        98.51     35,063     3.73%      121.33
Maintenance & Repairs       21,279   2.50%       73.63     13,424     1.51%        46.45     15,945     1.70%       55.17
Management Expense          42,382   4.98%      146.65     44,437     4.99%       153.76     46,849     4.99%      162.11
Wages & Benefits            46,375   5.45%      160.47     56,242     6.32%       194.61     57,232     6.10%      198.03
Property Taxes              33,959   3.99%      117.51     35,174     3.95%       121.71     32,605     3.47%      112.82
Utilities                  138,452  16.26%      479.07    143,375    16.10%       496.11    156,261    16.64%      540.70
Miscellaneous               16,609   1.95%       57.47      3,826     0.43%        13.24      2,708     0.29%        9.37
                         ------------------------------------------------------------------------------------------------
Total Expenses           $ 341,649  40.13%  $ 1,182.18  $ 329,360    36.99%   $ 1,139.65  $ 351,315    37.42%  $ 1,215.62

Net Operating Income     $ 509,685  59.87%  $ 1,763.62  $ 560,975    63.01%   $ 1,941.09  $ 587,634    62.58%  $ 2,033.34
=========================================================================================================================

Income Capitalization Approach                                                47

Income Analysis
---------------

     The general practice in the local market is to charge a base lot rent on a monthly basis. As previously discussed in the Manufactured Housing Community Market Overview section of this report, this rate, at the subject, is $238.00 per month for both singlewide and doublewide units. Based upon the most recent Rent Roll and Revenue Summary, the total gross scheduled rent is $68,782 per month or $238.00 per month per unit.

     The base lot rate generally includes trash collection. Base lot rents typically generate between 90% and 99% of the total income in a manufactured housing community. At the subject trash collection is included in the monthly lot rent with the utilities being paid by the tenant (utilities are paid as additional rent). As shown by our survey, the subject's lot rents are above the market range and is considered reasonable given the superior location, amenities and the services provided. Based on the market range, we are of the opinion that the subject has a reasonable rent structure.

Potential Gross Income
----------------------

     As any potential purchaser would incorporate a forecast of potential gross income at the existing rent levels, our analysis has also accounted for this. In our forecast of total rental income, we have forecast an average rent of $238.00 per month for all 289 sites. The total potential gross income from lot rentals is $825,384.

Vacancy and Credit Loss
-----------------------

     Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The current occupancy at the subject property is 98.6%. All age communities typically have a more transient occupancy than do senior communities. We have estimated stabilized vacancy and credit loss at 3% to account for both physical and economic vacancy, and credit loss.

     Total vacancy and credit loss has been estimated to be $24,762. The effective gross income from rentals is estimated to be $800,622.

Miscellaneous Income
--------------------

     Miscellaneous income at the subject is generated from sources such as utilities reimbursements, storage fees, late fees, application fees, and bad check charges. Historically, the subject generated $412.25 per space in 1997, $432.09 per space in 1998 and $511.27 per space in 1999. We have estimated miscellaneous income at $475.00 per space or $137,275 annually.

Income Capitalization Approach                                                48

Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes, added to any additional income from miscellaneous sources. Our estimate of the stabilized effective gross income of $937,897 is detailed below:

     ====================================================================

                   North Glen Manufactured Housing Community
                            Effective Gross Income

     ====================================================================
     Income:
                     Monthly               Monthly
        Spaces         Rent                 Total             Annualized
     --------------------------------------------------------------------
         289         $238.00                68,782              825,384
     --------------------------------------------------------------------
     Gross Potential Rental                $68,782             $825,384
     Income

     Less:
       Vacancy & Credit Loss                            3.0%    (24,762)
                                                               --------
     Effective Gross Income From Rentals                       $800,622

     Plus:
       Miscellaneous Income                         $475.00     137,275
                                                               --------
     Effective Gross Income                                    $937,897
     ====================================================================

Income Capitalization Approach                                                49

Operating Expense Analysis
--------------------------

     The following discussion addresses each of the line item expenses for the property. We have presented 1997, 1998 and the 1999 expense amounts, together with the comparable expense data, followed by our stabilized estimate of the expense.

     The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality. The expense comparables range in size from 109 to 144 spaces. These communities have operations similar to the subject.

==========================================================================================================================

                                                    Manufactured Housing Community Operations

                                    Pct. of    $ Per                Pct. of     $ Per                   Pct. of    $ Per
Spaces                       126    Income     Space          109   Income      Space           144     Income     Space
--------------------------------------------------------------------------------------------------------------------------
Income:
Rents                   $213,370    88.23%   $1,693.41   $339,528   100.00%   $3,114.94    $366,892     97.98%   $2,547.86
Miscellaneous/Other       28,460    11.77%      225.87          0     0.00%        0.00       7,557      2.02%       52.48
                        --------------------------------------------------------------------------------------------------
Total Income            $241,830   100.00%   $1,919.29   $339,528   100.00%   $3,114.94    $374,449    100.00%   $2,600.34

Expenses:
Insurance               $  3,131     1.29%   $   24.85   $  2,740     0.81%   $   25.14    $  4,116      1.10%   $  $28.58
Office/Administration      2,155     0.89%       17.10      5,783     1.70%       53.06       2,310      0.62%       16.04
Maintenance & Repairs      3,899     1.61%       30.94      4,100     1.21%       37.61      10,040      2.68%       69.72
Management Expense         6,000     2.48%       47.62     16,400     4.83%      150.46       8,400      2.24%       58.33
Wages & Benefits          13,200     5.46%      104.76     10,000     2.95%       91.74      17,040      4.55%      118.33
Property Taxes            17,179     7.10%      136.34     38,058    11.21%      349.16      36,397      9.72%      252.76
Utilities                 25,633    10.60%      203.44     27,920     8.22%      256.15      57,479     15.35%      399.16
Total Expenses          $ 71,197    29.44%   $  565.06   $105,001    30.93%   $  963.31    $135,782     36.26%   $  942.93

Net Operating Income    $170,633    70.56%   $1,354.23   $234,527    69.07%   $2,151.62    $238,667     63.74%   $1,657.41
==========================================================================================================================

Income Capitalization Approach                                                51

Insurance
---------

     Insurance charges are typically property specific based on the location and the amenity package. Historically, these charges have varied annually, ranging from approximately $15.27 per space in 1998 to $26.43 per space in 1997. The comparable expense data indicated a range from $24.85 to $28.58 per space. We have placed emphasis on the historical amounts. We have used $16.00 per space in our estimate of this expense. This is equal to $4,624 annually and represents approximately 0.49% of the estimated effective gross income.

==========================================================================================
             1997       1998       1999        Comp       Comp       Comp      Stabilized
                                                 1          2          3        Estimate
------------------------------------------------------------------------------------------
 Total      $7,604     $4,412     $4,652      $3,131     $2,740     $4,116       $4,624
------------------------------------------------------------------------------------------
 % EGI        0.89%      0.50%      0.50%       1.29%      0.81%      1.10%        0.49%
------------------------------------------------------------------------------------------
 $/Space    $26.31     $15.27     $16.10      $24.85     $25.14     $28.58       $16.00
==========================================================================================

Office
------

     This expense category is also project specific due to varying classifications of expense categories. We have attempted to include like items in this category for both the subject and the expense comparables. For the subject, this category includes office expense, supplies, licenses, dues, subscriptions, postage, auto, travel, advertising and telephone. Historically, this expense has ranged from $98.51 per space in 1998 to $121.33 per space in 1999. The expense comparables indicated a much lower range for this category from $16.04 to $53.06 per space. Primary consideration was given to the historical expense levels. We have estimated the administrative/office expense at $100.00 per space or $28,900 per year. This estimate is equal the equivalent of 3.08% of the effective gross income estimate.

==========================================================================================
             1997       1998       1999       Comp       Comp       Comp      Stabilized
                                                1          2          3        Estimate
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
 Total     $34,989     $28,470    $35,063     $2,155     $5,783     $2,310     $28,900
------------------------------------------------------------------------------------------
 % EGI        4.11%       3.20%      3.73%      0.89%      1.70%      0.62%       3.08%
------------------------------------------------------------------------------------------
 $/Space   $121.07     $ 98.51    $121.33     $17.10     $53.06     $16.04     $100.00
==========================================================================================

Income Capitalization Approach                                                52

Maintenance and Repairs
-----------------------

     These expenses are project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them, which results in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have ranged from $46.45 per space in 1998 to $73.63 in 1997. We observed the community to be in overall average condition. However, as the community continues to age additional maintenance efforts will be necessary. The expense comparables indicate a wide range of expense in this category from $30.94 per space to $69.72 per space.
Our stabilized estimate of this expense is $55.00 per space or $15,895 annually, based on both the historical and comparable expense data. This estimate is equal to approximately 1.69% percent of the estimated effective gross income.

==========================================================================================
             1997       1998       1999       Comp       Comp       Comp      Stabilized
                                                1          2          3        Estimate
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
 Total     $21,279     $13,424    $15,945     $3,899     $4,100     $10,040    $15,895
------------------------------------------------------------------------------------------
 % EGI        2.50%       1.51%      1.70%      1.61%      1.21%       2.68%      1.69%
------------------------------------------------------------------------------------------
 $/Space   $ 73.63     $ 46.45    $ 55.17     $30.94     $37.61     $ 69.72    $ 55.00
==========================================================================================

Management Fee
--------------

     Management fees at the expense comparables ranged from 2.24% to 4.83% of effective gross income. The overall market range for management fees was found to range from approximately 3.0% to 5.0% of effective gross income.

     We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the effective gross income estimate produces an annual amount of $46,895 or $162.27 per space per year.

Income Capitalization Approach                                                53

Wages and Benefits
------------------

     This expense includes all of the costs associated with the on-site staff. These costs including payroll, payroll and unemployment taxes and any health insurance benefit package. Historically this expense has ranged from $160.47 in 1997 to $198.03 per space in 1999.

     The expense comparables indicate a wide range of expense in this category from $91.74 per space to $118.33 per space. Our estimate of this expense has been based primarily on the historical expense levels. Our estimate of $200.00 per space, is equal to $57,800 annually or 6.16% of the estimated effective gross income.

===============================================================================================================
                  1997          1998          1999          Comp          Comp         Comp       Stabilized
                                                             1             2            3          Estimate
---------------------------------------------------------------------------------------------------------------
  Total         $46,375       $56,242       $57,232       $13,200       $10,000       $17,040        $57,800
---------------------------------------------------------------------------------------------------------------

  % EGI            5.45%         6.32%         6.10%         5.46%         2.95%         4.55%          6.16%
---------------------------------------------------------------------------------------------------------------

  $/Space       $160.47       $194.61       $198.03       $104.76       $ 91.74       $118.33        $200.00
===============================================================================================================

Property Taxes
--------------

     This category of expense represents the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis we have relied on the analysis as presented and discussed in the Assessment and Taxes section of this report. Our analysis indicated a tax liability of $30,661. This estimate is equal to $106.09 per space or 3.27% of the effective gross income estimate.

Income Capitalization Approach                                                54

Utilities
---------

     This category of expense is also project specific, due to the number and type of services that are included in the rent. In this case, this line item has historically included the costs of providing water, sewer and trash pick-up for the homesites and water, sewer, electric and trash collection for the common areas of the community. This expense has ranged from $479.07 per space in 1997 to $540.70 per space in 1999. The expense comparables indicated this expense to range from $203.44 to $399.16 per space. We have estimated this expense at $555.00 per space per year. This is equal to $160,395, or approximately 17.10% of the estimated effective gross income estimate. Our estimate gives consideration to the recent increase in water costs at the subject property.

===============================================================================================================
                1997         1998          1999          Comp          Comp          Comp         Stabilized
                                                          1             2             3            Estimate
---------------------------------------------------------------------------------------------------------------

Total        $138,452      $143,375      $156,261       $25,633       $27,920       $57,479        $ 160,395
---------------------------------------------------------------------------------------------------------------
% EGI           16.26%        16.10%        16.64%        10.60%         8.22%        15.35%           17.10%
---------------------------------------------------------------------------------------------------------------
$/Space      $ 479.07      $ 496.11      $ 540.70       $203.44       $256.15       $399.16        $  555.00
===============================================================================================================

Miscellaneous Expense
---------------------

     This expense has ranged from $9.37 per space in 1999 to $57.47 per space in 1997. We have estimated this expense at $10.00 per space per year. This is equal to $2,890, or approximately 0.31% of the estimated effective gross income.

Reserves
--------

     Property owners do not typically account for reserves for capital replacement. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 2.0%) of effective gross income. We have used $25.00 per space per year, believed adequate to cover future capital costs. This equates to $7,225 annually, equal to approximately 0.77% of the effective gross income estimate.

Income Capitalization Approach                                                55

Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $355,285. This estimate is equal to 37.88% of the effective gross income estimate or $1,229.36 per space annually.

                                Expense Summary

===============================================================================================================
                  1997          1998          1999          Comp          Comp           Comp        Stabilized
                                                             1             2              3           Estimate
---------------------------------------------------------------------------------------------------------------
Total         $ 341,649       $ 329,360     $ 351,315      $ 71,197      $105,001      $135,782      $ 355,285
---------------------------------------------------------------------------------------------------------------
% EGI             40.13%          36.99%        37.42%        29.44%        30.93%        36.26%         37.88%
---------------------------------------------------------------------------------------------------------------
$/Space       $1,182.18       $1,139.65     $1,215.62      $ 565.06      $ 963.31      $ 942.93      $1,229.36
===============================================================================================================

     As shown on the preceding table, expenses ranged from 36.99% of the Effective Gross Income in 1998 to 40.13% in 1997. The expense comparables, as summarized above, indicated a range from 29.44% (Comparable Number 1) and 36.26% (Comparable Number 3).

     Our estimate of total expenses is equal to 37.88% of the effective gross income estimate. It should be noted that the historical expenses did not include a reserve for capital expenditures. Additionally, none of the expense comparables reflect a reserve for capital expenditures, which has been included in our estimate.

Our estimate of net operating income is $582,613. Our stabilized estimate of income and expenses for the subject is presented on the following page.

Income Capitalization Approach                                               56

=====================================================================================================

                                  North Glen
                        Stabilized Operating Statement

                                                                                % of       $ per
                                                                    Amount      EGI        Space
=====================================================================================================
Income
                    Monthly                  Monthly
Spaces              Rent                     Total                 Annualized
-----------------------------------------------------------------------------------------------------
    289             $ 238.00                   68,782                 825,384
-----------------------------------------------------------------------------------------------------
Gross Potential Rental Income                $ 68,782              $  825,384
Less:
   Vacancy and Credit Loss                                   3%       (24,762)
                                                                   ----------
Effective Gross Income From Rentals                                $  800,622
Plus:
   Miscellaneous Income                               $ 475.00        137,275
                                                                   ----------
Total Effective Gross Income                                       $  937,897   100.00%  $3,245.32

Expenses
Insurance                                                          $    4,624     0.49%  $   16.00
Office                                                                 28,900     3.08%     100.00
Maintenance & Repairs                                                  15,895     1.69%      55.00
Management Expense                                                     46,895     5.00%     162.27
Wages & Benefits                                                       57,800     6.16%     200.00
Property Taxes                                                         30,661     3.27%     106.09
Utilities                                                             160,395    17.10%     555.00
Miscellaneous                                                           2,890     0.31%      10.00
Reserves                                                                7,225     0.77%      25.00
                                                                   ==================================
Total Expenses                                                     $  355,285    37.88%  $1,229.36

Net Operating Income                                               $  582,613    62.12%  $2,015.96
=====================================================================================================

Income Capitalization Approach                                                57


Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured housing communities are typically valued by direct capitalization.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured housing communities most often utilize this method. This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate from 7.67% to 9.86% and averaged 8.86%. Our analysis of this data indicated a relatively wide range in overall capitalization rates, which tend to be influenced by the size of the community and its age and condition.

                                Comparable Sales


          ==========================================================
                Sale          Sale Date              Overall
               Number                           Capitalization Rate
          ----------------------------------------------------------
                 1              12/99                  9.86%
          ----------------------------------------------------------
                 2              10/99                  7.67%
          ----------------------------------------------------------
                 3              08/97                  8.78%
          ----------------------------------------------------------
                 4              05/97                  9.13%
          ==========================================================

Income Capitalization Approach                                                58

     As discussed in the Marketability and Exposure Period section of this report, our sources indicated that institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT investors were bidding rates down even further. Our information revealed that manufactured housing community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate.

     The comparable sale data represents recent sales of all age communities in Indiana. Sale Comparables Number Two and Three are superior in amenities and condition to the subject property and would indicate a higher overall rate. However, these sales are similar in terms of location. Sale Comparables Number One and Four are inferior in location and amenities. Sale Comparable 4 is similar in condition while Sale Comparable Number One is inferior in terms of condition to the subject property.

     Based on the comparison of the sale data to the subject and considering the current investor and interest rate environment, the overall rate for the subject would likely be in the 9.0% to 10.0% range. Considering the subject is located in an older manufacturing housing community and reflects additional risk in terms of investment, we have concluded a rate of 9.5%.

Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, as a negative cash flow after debt service may indicate a probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The debt coverage ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived.

Income Capitalization Approach                                                59

     The formula for this procedure is: M x f x DCR = R, where;

                      M  =  Loan to Value Ratio
                      f  =  Mortgage Constant
                    DCR  =  Debt Coverage Ratio
                      R  =  Overall Rate


     To establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of lenders; the results are summarized below:


       ========================================================================
       Contact                           Gene Fogarty           Mike McCoy
       ------------------------------------------------------------------------
       Bank                               NationsBank          Community Bank
       ------------------------------------------------------------------------
       Type Of Lender                     Conventional          Conventional
       ------------------------------------------------------------------------
       Nominal Mortgage Interest Rate   Floor of 7.25% to     Floor of 7.25% to
                                              8.0%                  8.0%
       ------------------------------------------------------------------------
       Amortization Period                15 - 20 Years         15 - 25 Years
       ------------------------------------------------------------------------
       Loan Term                          3 - 7 Years            5 - 10 Years
       ------------------------------------------------------------------------
       Debt Coverage Ratio                1.20 - 1.25            1.20 - 1.25
       ------------------------------------------------------------------------
       Loan To Value Ratio                    75%                    75%
       ========================================================================

     According to US Financial Data, April 7, 2000, 5-year treasury yields were 6.20%. Our survey of lenders indicated an annual interest rate up to 200 basis points over the 5-year treasury yields, or 8.20%.

     A mortgage loan would be available at 75% of the market value, based on a 20-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 10.1872%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below.

     ==============================================================================================
              M                         F                         DCR                     OAR
                           X                         X                          =
     Loan to Value Ratio        Mortgage Constant         Debt Coverage Ratio        Overall Rate
     ----------------------------------------------------------------------------------------------
             0.75                     0.101872                     1.25                 0.095505
     ----------------------------------------------------------------------------------------------
            Rounded                                                                          9.5%
     ==============================================================================================

Income Capitalization Approach                                                60


     The debt coverage ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The presence of institutional investors in the market and the dearth of quality real estate investments have bid down rates on manufactured housing communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured housing community investments.

     The rates typically reflect a narrow range and are considered mutually supportive. Therefore, we have estimated an overall capitalization rate of 9.5%. We have used this rate in the direct capitalization method to capitalize the net income of $582,613. The value conclusion of the subject's 289 developed lots via the direct capitalization method is as follows:


          Net Operating        Overall Capitalization        Market Value
          Income               Rate

          $582,613             divided by 0.095              $6,132,768

          Rounded to                                         $6,100,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3.  The value conclusion be consistent with the analysis of the sales data.

     For a conveyance to qualify as a "market transaction", four factors must be present:

     1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

     2. Neither the buyer nor the seller should have been under compulsion to act.

     3. The property should be available to the class of purchasers best able to utilize the facility.

     4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

     For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline. To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

     1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.

Sales Comparison Approach                                                     62

     2.  Physical characteristics of the subject and comparables are similar.

     3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

     To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which market sales can be related to each other and the subject. The commonly accepted unit of comparison in the valuation of a manufactured housing community is the sale price per space, a unit of comparison which emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit selling price.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

     1.  Nature of surrounding development.

     2.  Relative size.

     3.  Availability of competing properties.

     4.  Effect of time on selling prices.

     5.  Age and condition of the improvements.

     6.  Amenities and occupancy.

     Based on our investigation, the following sales are the most significant transactions for direct comparison with the subject. Our search focused on fully developed manufactured housing communities with stabilized operations. Our investigation focused primarily on recent market sales throughout the Indiana area. The sales used in our analysis occurred between May 1997, and December 1999, and are the most recent sales to occur within this market area. The properties ranged in size between 208 and 447 spaces. The sale prices, on a per space basis, ranged from $14,541 to $19,338. The Effective Gross Income Multipliers (EGIM) ranged from 7.14 to 8.87. The indicated overall rates, as previously mentioned, ranged from 7.67% to 9.86%.

     The following pages detail each of the sales, following which we have presented a summary of the pertinent data.

Sales Comparison Approach                                                     63

Income Data
-----------

Annual Occupancy:             70.0% (132 of 188 spaces)

Average Lot Rent:             $250.00

Effective Gross Income:       $498,711 (buyer's projection after renovation and
                              expansion)

Expenses:                     $147,616 (29.6% of the effective gross income)

Net Income:                   $351,095

Sale Data
---------

Sale Price:                   $3,350,000

Cash Equivalent Price:        $3,560,800

Grantor:                      Mack Storage.

Grantee:                      Indianapolis-SSK LLC.

Financing Terms:              Cash to seller; sale price adjusted by $210,800
                              for renovation and expansion cost and sale was analyzed based on 208 lots.

Sales History
(Past 3 Years):               None noted

Market Exposure:              Unknown

Verification Source:          Public records, representative of buyer

Date:                         March 2000

Comparison Data
---------------

Sale Price/Space:             $17,119 (based on 208 lots)

Effective Gross Income
Multiplier (EGIM):            7.14

Overall Capitalization
Rate (OAR):                   9.86%

Comments                      This property is now known as Arborwood Pointe.

Sales Comparison Approach                                                    64

Sale Comparable Number Two
Henry Lake Estates
2895 Henry Lakes Boulevard
Taylorsville, Bartholomew County, Indiana

                             [PHOTO APPEARS HERE]

Sale Date:                    October 1999

Property Description
--------------------

Size/Type:                    287 space all age manufactured housing community

Utilities:                    Public utilities.

Land Description:             Generally level, irregularly shaped, 87.9-acre
                              parcel of land with adequate access; includes excess land that is approved for 120 additional homesites. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:       Office/gym/clubhouse, basketball court, two ponds
                              and a playground.

Year Built/Condition:         1993 to 1996/Average

Sales Comparison Approach                                                     65

Income Data
-----------

Annual Occupancy:             82.6% (237 of 287 spaces)

Average Lot Rent:             $170.00

Effective Gross Income:       $625,757 (based on 95.0% stabilized occupancy)

Expenses:                     $200,242 (32.0% of the effective gross income)

Net Income:                   $425,485

Sale Data
---------

Sale Price:                   $5,550,000

Cash Equivalent Price:        $5,550,000

Grantor:                      Doneda D. Henry d/b/a Henry Lake Estates

Grantee:                      Continental Acquisition Corporation

Financing Terms:              Cash to Seller

Sales History
(Past  3 Years):              None noted

Market Exposure:              Unknown

Verification Source:          Public records, sales contract

Date:                         March 2000

Comparison Data
---------------

Sale Price/Space:             $19,338

Effective Gross Income
Multiplier (EGIM):            8.87

Overall Capitalization
Rate (OAR):                   7.67%

Comments This comparable is superior in quality and amenities. The sale included a rent guarantee of occupied sites over a three-year period.

Sales Comparison Approach

Sale Comparable Number Three
Heritage Heights
8100 U.S. Highway 31
Taylorsville, Bartholomew County, Indiana

                            [Picture Appears Here]

Sale Date:          August 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:               447-space all age manufactured home community

Utilities:               All Public

Land Description:        Gently sloping, irregularly shaped 102.17-acre parcel
                         of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Basketball court, RV storage, baseball fields, playgrounds and walking trails

Year Built/Condition:    1970's and 1998/Average

Sales Comparison Approach

INCOME DATA
-----------

Annual Occupancy:                  99.0% (443 of 447 spaces)

Average Lot Rent:                  $   150.00

Effective Gross Income:            $  814,000

Expenses:                          $  243,587 (30.0% of the effective gross
                                      income)

Net Income:                        $  570,413

SALE DATA
---------

Sale Price:                        $6,500,000

Cash Equivalent Price:             $6,500,000

Grantor:                           M & M Manufacturing Communities, Inc.

Grantee:                           Heritage Heights L.L.C. (Continental
                                   Communities)

Financing Terms:                   Cash to seller; buyer paid additional
                                   $144,000 for master lease of 40 vacant sites
                                   (not a part of 447 sites purchased).

Sales History
(Past 3 Years):                    None noted

Market Exposure:                   N/A

Verification Source:               Ed Jorske, Continental Communities, and
                                   public records

Date:                              August 1999

COMPARISON DATA
---------------

Sale Price/Space:                  $   14,541

Effective Gross Income
Multiplier (EGIM):                       7.99

Overall Capitalization
Rate (OAR):                              8.78%

Comments:                          This comparable is located adjacent to Sale
                                   Comparable 2.

Sales Comparison Approach

Sale Comparable Number Four
Hollywood Estates Mobile Home Park
2400 Mounds Road
Anderson, Madison County, Indiana

                            [Picture Appears Here]

Sale Date:                    May 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:                    242-space all age manufactured home community

Utilities:                    All Public

Land Description:             Gently sloping, irregularly shaped 35.3-acre
                              parcel of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:       Community building, swimming pool

Year Built/Condition:         1972 and 1990/Average

Sales Comparison Approach

INCOME DATA
-----------

Annual Occupancy:             98.8% (239 of 242 spaces)

Average Lot Rent:             $  175.00; Increased after sale

Effective Gross Income:       $  482,790

Expenses:                     $  144,837 (30.0% of the effective gross income)

Net Income:                   $  337,953

SALE DATA
---------

Sale Price:                   $3,700,000

Cash Equivalent Price:        $3,700,000

Grantor:                      Robert and Sandra Walbridge

Grantee:                      Manufactured Housing Communities Limited

Financing Terms:              Cash to seller

Sales History
(Past 3 Years):               None noted

Market Exposure:              N/A

Verification Source:          Property Manager, David Matthews, Appraiser

Date:                         March 1999

COMPARISON DATA
---------------

Sale Price/Space:             $   15,289

Effective Gross Income
Multiplier (EGIM):                 7.66

Overall Capitalization
Rate (OAR):                        9.13%

Comments:                     At the time of sale, rents were below market and
                              spaces have since been separately metered for utilities.

                           COMPARABLE SALES SUMMARY

====================================================================================================================================
No.      Name/Location                        Sale Price/        Number Of Spaces      Price/     Average      E.G.I.M./    O.A.R
                                               Sale Date                               Space      Lot Rent      Expense
                                                                                                                 Ratio
-----------------------------------------------------------------------------------------------------------------------------------

1    Broad Acre                               $3,560,800               208           $17,119      $ 250.00       7.14/       9.86%
     10408 East County Road 100 North        December 1999                                                      29.6%
     Hendricks County, Indiana
-----------------------------------------------------------------------------------------------------------------------------------

2    Henry Lake Estates                       $5,550,000               287           $19,338      $ 170.00       8.87/       7.67%
     2895 Henry Lakes Boulevard              October 1999                                                        32.0%
     Taylorsville, Bartholomew County,
     Indiana
-----------------------------------------------------------------------------------------------------------------------------------

3    Heritage Heights                         $6,500,000               447           $14,541      $ 150.00       7.99/       8.78%
     8100 U.S. Highway 31                    August 1997                                                         30.0%
     Taylorsville, Bartholomew County,
     Indiana
-----------------------------------------------------------------------------------------------------------------------------------

4    Hollywood Estates                        $3,700,000               242           $15,289      $ 175.00       7.66/       9.13%
     24000 Mounds Road                         May 1997                                                          30.0%
     Anderson, Madison County, Indiana
===================================================================================================================================

Sales Comparison Approach

                   [Comparable Sale Location Map Appears Here]

Sales Comparison Approach

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties that have been compared to the subject have been discussed below:

     Sale Comparable Number One is Broad Acre Mobile Home Park in Hendricks County, Indiana. At the time of sale, the all age community contained 188 spaces and sold in December 1999 for $3,350,000, or $17,819 per space. The buyer purchased the property with a planned renovation and expansion of 20 additional spaces for a total cost of $210,800. Therefore, this sale was analyzed based on an adjusted price of $3,560,800 and indicates a unit price of $17,119 per space. Based on an effective gross income of $498,711, the EGIM was
7.14. The overall rate was 9.86%. The average lot rent at the time of sale was approximately $250.00. The expenses represented approximately 29.6% of the effective gross income. The community was 70.0% occupied at the time of sale.

     Sale Comparable Number Two is the Henry Lake Estates Mobile Home Park located in Taylorsville, Indiana. This 287-space all age community sold for $5,550,000 in October 1999. The sale price equates to a price per space of $19,338. Based on an effective gross income of $625,757, the EGIM was 8.87. The expenses represented 32.0% of the effective gross income and the indicated overall capitalization rate was 7.67%, based on a net operating income of $425,485. This community was 82.6% occupied at the time of sale and contained rent guarantee over a three-year period.

     Sale Comparable Number Three is the Heritage Heights Mobile Home Park located adjacent to Sale Comparable Two in Taylorsville, Indiana. This 447-space all age community sold for $6,500,000 in August 1997. The price equates to a sale price per space of $14,541. Based on an effective gross income of $814,000, the EGIM was 7.99. The expenses represented 30.0% of the effective gross income and the indicated overall capitalization rate was 8.78%, based on a net operating income of $570,413. This community was 99% occupied at the time of sale.

     Sale Comparable Number Four is the Hollywood Estates Mobile Home Park in Anderson, Indiana. The 242-space all age community sold for $3,700,000 in May 1997. The cash equivalent price equates to a sale price per space of $15,289. Based on an effective gross income of $482,790, the EGIM is 7.66. The indicated overall capitalization rate was 9.13%, which would indicate a net operating income of $337,953. The average lot rent at the time of sale was at a below market rent of $135.00, and was increased after the sale. The park was 98.8% occupied at the time of sale.

     All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over the last thirty-four months, having traded under similar market conditions.

Sales Comparison Approach

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 7.14 and 8.87. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject consists of an all-age community that is situated in a mixed-use commercial and residential area that has exhibited a significant amount of new development during recent years. The property has historically exhibited a high level of occupancy with rental increases also being noted. The expense ratio of all of the comparables is lower than the subject's expense ratio. The comparables range from 29.6% to 32.0% and the subject has a forecast expense ratio of 37.88%. We have relied on Sales 1, 3 and 4 as the most similar to the subject in terms of quality, condition and location. Based on these considerations, we have concluded an EGIM slightly below the indicated range, processing subject's Effective Gross Income of $937,897 with an EGIM of 7.0.

     Thus, $937,897 x 7.0   =  $6,565,279

     Rounded                   $6,600,000

     The value equates to $22,717 per space, higher than all of the comparables. The subject's average rent ($238.00) is higher than all but one of the comparables.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income generating capability of a particular community can be used for comparison purposes. Typically, the higher the

Sales Comparison Approach

     NOI/Space for a community, the higher the per space sales price. The subject has a NOI/Space of $2,016. The NOI/Space and per space sales prices for the comparables are shown on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher NOI/Space, a downward adjustment to the per space sales price is made. An upward adjustment is made for a comparable with a lower NOI/Space.

                      NOI/Space and Per Space Sales Price

     ----------------------------------------------------------------------------------------
                     COMP 1          COMP 2          COMP 3           COMP 4       SUBJECT
     NOI/Space      $ 1,688         $ 1,483         $ 1,276         $ 1,397        $2,016
     Price/Space    $17,119         $19,338         $14,541         $15,289         N/A
      Percent
     Adjustment       19.43%          35.98%          57.98%          44.36%        N/A

      Adjusted
     Price/Space    $20,446         $26,296         $22,972         $22,071         N/A
     ========================================================================================


     After adjustments, the indicated range is from $20,446 to $22,972 per space. The subject is situated in a mixed-use commercial and residential area and is similar in size to most of the comparables used in our analysis. It is also at the upper end of the range in terms of average rental rate. However, it is an older community that represents additional risk in terms of investment. Therefore, we have considered the lower end of the range and concluded $21,500 per space.

     Thus, 289 Spaces X $21,500/Space is:                   $ 6,213,500

     Rounded                                                $ 6,200,000

SUMMARY
-------

     The two methods indicated a relatively narrow range and are considered mutually supportive. Therefore, we have concluded a value of $6,400,000 via the Sales Comparison Approach.

FINAL ESTIMATE OF VALUE
-----------------------

    The two approaches to value applied in the subject analysis yielded these conclusions:

    Income Capitalization Approach            $6,100,000

    Sales Comparison Approach                 $6,400,000

    Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales and listings of similar properties. In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

    The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject property.

    The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable.

    The two approaches reflect a narrow range of values and are considered mutually supportive. Since buyers are most concerned with cash flow to service debt, we have placed primary emphasis on the income approach. Therefore, our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of May 12, 2000, was:

                 - SIX MILLION ONE HUNDRED THOUSAND DOLLARS -

                                 ($6,100,000)

CERTIFICATION
-------------

I certify that, to the best of our knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial and unbiased professional analyses, opinions, and conclusions.

     . I have no bias with respect to the property that is the subject of this report, or to the parties involved with this assignment.

     . My engagement in this assignment was not contingent upon developing or reporting predetermined results.

     . My compensation for completing this assignment is not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of the appraisal.

     . My analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, the Code of Professional Ethics, and the Standards of Professional Practice of the Appraisal Institute and the American Society of Appraisers.

     . The use of this report is subject to the requirements of the Appraisal Institute and the American Society of Appraisers relating to review by its duly authorized representatives.

     . As of the date of this report, Keith D. McFarland, ASA has completed the requirements under the continuing education program of the American Society of Appraisers.

     . Keith D. McFarland, ASA has made a personal inspection of the property that is the subject of this report.

     . No one provided significant professional assistance to the person signing this report.


/s/ Keith D. McFarland     JAG
----------------------------------
Keith D. McFarland, ASA
Indiana Certified General Real Estate Appraiser #CG69201433

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and a third party may not utilize the findings of the report for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assume both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures that would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers; therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently,

Assumption and Limiting Conditions

No warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.


Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas that are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

Assumptions and Limiting Conditions

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

LEGAL DESCRIPTION

Part of the West Half of the Northeast Quarter of Section 36, Township 19 North, Range 3 East, in Hamilton County, Indiana more particularly described as follows:

Beginning at a point 392.62 feet North (392.60 feet measured) and 446.44 feet West (446.55 feet measured) of the Southeast corner of the West half, Northeast Quarter of Section 36, Township 19 North, Range 3 East, in Hamilton County, Indiana, an iron pin in the centerline of U.S. 31, (at STA 745 + 98.2 more or less); thence North 40 degrees 8 minutes 16 seconds West 340.90 feet to an iron pin; thence South 87 degrees 35 minutes 36 seconds West 565.47 feet (565.91 feet measured) to an iron pin on the East right-of-way line of the Monon R.R., which is 34.05 feet from the centerline of the tract; along said right-of-way, North 02 degrees 40 minutes 35 seconds West 1993.98 feet to a point in the centerline of Blackburn Avenue, which is 33.00 feet from the centerline of track; thence North 88 degrees 02 minutes 15 seconds East 217.98 feet along the centerline of Blackburn Avenue; and then, still following the centerline of Blackburn Avenue South 40 degrees 59 minutes 15 seconds East 1291.24 feet to an iron pin which is the corner of the Snyder Garage property; and, with the line of the Snyder property, South 01 degrees 54 minutes 00 seconds East 601.53 feet (602.20 feet measured) to an iron pin, South 62 degrees 12 minutes 30 seconds East 86.08 feet (85.09 feet measured) to the centerline of U.S. Route 31 at STA 752 + 80.1 more or less, then, with the centerline of U.S. 31, along an arc with length of
681.94 feet and with degree of curve equal to 1 degree the central angle of which is 6 degrees 49 minutes 10 seconds and the chord of which bears South 24 degrees 25 minutes 30 seconds West 681.55 feet (680.97 feet measured) to the place of beginning.

END OF LEGAL DESCRIPTION


                                  EXHIBIT "A"



                                              This Instrument Received 10.8 1991
                                              Sharon K. Cheiry, Recorder
                                              Hamilton County, Indiana

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                             KEITH McFARLAND, ASA

REAL ESTATE EXPERIENCE
----------------------

Consultant
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured housing communities, self storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. January 1996 to present.

Appraisal Director
Marshall and Stevens, Inc.
St. Louis, MO

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1986 to Present.

PROFESSIONAL AFFILIATIONS
-------------------------

ASA, Senior Member American Society of Appraisers

State Certified General Real Estate Appraiser
Arkansas #CG1200N                        Michigan #1201004617
Colorado #CG80000045                     Mississippi #GA-417
Illinois #153000628                      Missouri #RA-001461
Indiana #CG69201433                      Ohio #398743
Kansas #G-871                            Tennessee #00051023

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Allied Research Associates               IBM Retirement Fund
AT&T Global Real Estate                  Krupp Asset Management Company
Boatmen's National Bank                  May Company
CalPERS                                  Pacific Realty Corporation
Citicorp Real Estate                     Park Corporation
Continental Grain Company                Ruff, Callahan & Hemmeter
Eastdil Realty                           Sears
First Tennessee Bank                     Wal-Mart Stores

Profile of Appraiser                                                           2

EDUCATIONAL BACKGROUND
----------------------

Southern Illinois University at Edwardsville, B.S.

The Appraisal Institute

American Society of Appraisers

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

Akers Away                    West Palm Beach, FL          Lakeside                 Douglasville, GA
Alafia Riverfront             Gibsonton, FL                Lakewood                 Denton, TX
Alpine Village                Sebring, FL                  Lantana Cascade          Lantana, FL
Arbor Oaks                    Zephyrhills, FL              Long Lake Village        West Palm Beach, FL
Blue Heron                    Clearwater, FL               Marlboro Court           West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL                MH Country Club          Oakland Park, FL
Carefree Village              Tampa, FL                    Mission                  El Paso, TX
Carolina Village              Concord, NC                  Moultrie Oaks            St. Augustine, FL
Casa del Monte                West Palm Beach, FL          Oak Point                Titusville, FL
Chateau Forest                Seffner, FL                  Orange Manor East        Winter Haven, FL
Chateau Village               Bradenton, FL                Palm Breezes Club        Lantana, FL
Cloverleaf                    Brooksville, FL              Palm Ridge               Leesburg, FL
Colonial Coach                Greenacres City, FL          Panama City Estates      Panama City, FL
Coquina Crossing              St. Augustine, FL            Plantation Estates       Seffner, FL
Coral Lake                    Coconut Creek, FL            Portside                 Jacksonville, FL
Country Club Estates          Venice, FL                   Ridgecrest               Fort Pierce, FL
Dessau                        Austin, TX                   San Souci                North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY           Scenic View              Lakeland, FL
Foxwood Estates               Lakeland, FL                 Seminole                 St. Petersburg, FL
Franklin Estates              Murfreesboro, TN             Shangri La               Largo, FL
Gardens of Manatee            Parrish, FL                  Southwinds               Lakeland, FL
A Garden Walk                 West Palm Beach, FL          St. Lucie Village        Okeechobee, FL
The Groves                    Orlando, FL                  Sunrise Village          Cocoa Beach, FL
Gwinnett Estates              Snellville, GA               Sunshine                 Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL             Tall Pines               Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL          Tara                     Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL          Twin Shores              Longboat Key, FL
Holland                       Fort Lauderdale, FL          Valley Pines             El Paso, TX
Kings and Queens              Lakeland, FL                 Village Glen             Melbourne, FL

Profile of Appraiser                                                        3

Recreational Vehicle Parks
--------------------------

Avalon RV Park             Clearwater, FL        Pioneer Creek               Bowling Green, FL
Camp Inn                   Frostproof, FL        Rainbow Village             Clearwater, FL
Forest Lake Village        Zephyrhills, FL       Space Coast RV Resort       Rockledge, FL
Hide Away                  Ruskin, FL            Sunshine RV                 Vero Beach, FL
Holiday RV Resort          Leesburg, FL          Topics                      Hudson, FL
Horizon RV Park            Davenport, FL         Twelve Oaks                 Sanford, FL
Key RV Park                Marathon, FL          Village Park                Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage    Loganville, GA        Orange Avenue               Tallahassee, FL
Alpine Self Storage        Rockford, IL          Plantation Xtra Storage     Plantation, FL
Baytree Self Storage       Valdosta, GA          St. Augustine Self Storage  St. Augustine, FL
Budget Self Storage        Sterling, VA          Southern Self Storage       Riviera Beach, FL
Delray Mini Storage        Delray Beach, FL      Storage Express             Lauderhill, FL
Edison Lock Up             Edison, NJ            Valdosta Self Storage       Valdosta, GA
Extra Space                Lauderhill, FL        Xtra Space                  Orlando, FL
Howell Self Storage        Howell, NJ            Your Extra Attic            Duluth, GA
Hyde Park Storage          Tampa, FL             Your Extra Attic            Norcross, GA
Jacksonville Storage       Jacksonville, FL      Your Extra Attic            Stockbridge, GA
Okeechobee Storage         Hialeah Gardens, FL   Your Extra Attic            Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                   Howard Johnson Maingate
Comfort Inn Kissimmee                            Hyatt On Union Square
Comfort Suites Asheville                         Hyatt Orlando
Embassy Suites Boca Raton                        Hyatt Wilshire
Hotel Nikko San Francisco                        Hyatt Regency Houston
Hilton Southwest Freeway Houston                 La Samanna
Hollywood Beach Hilton                           Ramada Resort Maingate
Holiday Inn Gainesville                          Westin Washington, D.C.

Profile of Appraiser                                                           4


Financial
---------

Belgravia Capital                            Heller Financial
Bloomfield Acceptance Company                Household Finance Corporation
Chase Manhattan Bank                         Irving Leasing Corporation
Chrysler Capital Corporation                 Mfd. Housing Community Bankers
Citicorp Real Estate                         Mellon Bank
Collateral Mortgage                          Morgan Stanley
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Pacificorp Financial Services
First Union Corporation                      PACTEL Finance
GE Capital                                   Society National Bank
Goldman Sachs                                Sun America Insurance
Greentree Financial                          Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                   LaSalle Partners
Chateau Communities                          Las Colinas Corporation
Continental Communities                      Metropolitan  Life
Delaware North Companies                     MHC
Dillon Read Real Estate Inc.                 National Home Communities
Drexel Burnham Lambert Realty, Inc.          Pitney Bowes Credit Corp.
First Boston Corporation                     Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute


PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------

TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.